Filed pursuant to Rule 433

CUSIP: 48245AAP6	Registration No. 333-121363
ISIN: US48245AAP66	(Relating to Prospectus Supplement dated January 5, 2006
and Prospectus dated January 3, 2006)

KFW US MTN
FINAL TERM SHEET
Dated SEPTEMBER 27, 2006

Issuer: KfW	Title of Securities: U.S. $50,000,000.00 5.375% Callable Notes Due October 5, 2011

Aggregate Principal Amount: U.S. $50,000,000.00	Interest Rate: 5.375% per annum

Original Issue Date: October 5, 2006	Maturity Date: October 5, 2011

Interest Commencement Date: October 5, 2006	Final Redemption Price: 100%

Payments:
First Interest Payment Date: April 5, 2007
Interest Payment Date(s): semi-annually in arrears on April 5, October 5 in each calendar year up to and including the Maturity Date
Redemption: ☑ Yes           ☐ No
Redemption Commencement Date (as provided in para. 3 of §7 of the Conditions):
Redemption Date (as provided in para. 2 of §7 of the Conditions): October 5, 2007
Minimum Redemption Notice Period: 10 Business Days
Redemption Price (expressed as a percentage of the Aggregate Principal Amount to be redeemed): 100%
Repayment: ☐ Yes           ☑ No
Repayment Date(s):
Minimum Repayment Notice Period:
Repayment Price (expressed as a percentage of the Aggregate Principal Amount to be repaid):
Specified Currency: U.S. dollars for all payments unless otherwise specified below:
Payments of principal and any premium:
Payments of interest:
Authorized Denomination: U.S. $1,000
Exchange Rate Agent:
Original Issue Discount Note (“OID”): ☐ Yes            ☑ No
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period OID:
Day Count Fraction: 30/360 (as provided in para. 2 of §3 of the Conditions) (unless otherwise specified:                     )
Business Day Convention: Following Business Day Convention; no adjustment of interest (as provided in para. “Payments due on a Business
    Day” of §5 of the Conditions) (unless otherwise specified:                     )

Other Terms of Notes:
Price to Public: Variable price re-offer, plus accrued interest, if any, from October 5, 2006.
In no event will the re-offer price cause the Notes to have greater than de minimis OID.
Dealers: Merrill Lynch, Pierce, Fenner & Smith Incorporated.
              Terms left blank or marked “N/A,” “No,” “None” or in a similar manner shall not apply to the issue of Notes except as may otherwise be specified.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, any dealer participating in the offering will arrange to send you the prospectus, which you may request by calling toll-free 1-866-500-5408.
Prospectus Supplement and Prospectus